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                                  EXHIBIT 99.4

The Major Automotive Companies Announces Termination of Credit Arrangement

LONG ISLAND CITY, N.Y.--(BUSINESS WIRE)-October 24, 2001-- The Major Automotive Companies, Inc. (f/k/a Fidelity Holdings, Inc.) (Nasdaq: MAJR - news) announced today that Chrysler Financial Company, LLC ("CFC"), one of its primary floor plan credit sources for the financing of its vehicle inventory, has notified the Company that CFC has re-evaluated its credit and lending relationship with the Company and is now requiring the Company to seek a replacement lending institution to refinance and replace all existing CFC credit facilities by December 20, 2001. The Company has scheduled a meeting with CFC on November 5, 2001 to discuss the issue. CFC currently provides an aggregate of $27.4 million in floor plan financing to the Company.

At the present time, the Company has been seeking, and will continue to seek, alternate lenders.

The Major Automotive Companies is a leading consolidator of automotive dealerships in the New York Metropolitan area. For additional information, visit the Company's website at http://www.majorauto.com/.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

Contact:

     The Major Automotive Companies
     Richard L. Feinstein,  (718) 937-3700 x341